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                                                                     EXHIBIT E-1

                                   Cede & Co.
                        c/o the Depository Trust Company
                           55 Water Street, 50th Floor
                            New York, New York 10041


                                  May 29, 2001


Mr. Earl J. Blackwell
Corporate Secretary
U S Liquids Inc.
411 N. Sam Houston Parkway East
Suite 400
Houston, Texas 77060-3345


Mr. Blackwell:

         Cede & Co., the nominee of The Depository Trust Company ("DTC"), is a holder of record of shares of common stock, $0.01 par value per share (the "Common Stock") of US Liquids Inc. (the "Corporation"). DTC is informed by its Participant, Charles Schwab & Co., Inc. ("Participant") that on the date hereof 200,000 of such shares (the "Shares") credited to Participant's DTC account are beneficially owned by William M. DeArman, a customer of Participant.

         At the request of Participant on behalf of William M. DeArman, as a holder of record of the Shares, Cede & Co. hereby formally notifies the Company of Mr. DeArman's withdrawal of his nomination of Messrs. DeArman and Trier for election to the Board of Directors of the Corporation at the annual meeting of stockholders currently scheduled for July 10, 2001.

         Cede & Co. is a nominal party for the true party in interest, William
M. DeArman. Cede & Co. has no interest in this matter other than to take those steps which are necessary to ensure that Mr. DeArman's request as the beneficial owner of the Shares is made known to you and Cede & Co. assumes no further responsibility in this matter.

         Further correspondence on this matter should be directed to Mr. DeArman, 43 Stillforest, Houston, Texas 77024, with copies directed to the attention of Mr. Steven R. Tredennick, Bracewell & Patterson, L.L.P., 711 Louisiana Street - Suite 2900, Houston, Texas 77002-2781.
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         Thank you for your attention to this matter.


                                             Very truly yours,


                                             Cede & Co.

                                             By: /s/
                                                --------------------------------
                                             Name:
                                             Title: Partner
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                                                                     EXHIBIT E-2

                               William M. DeArman
                                 43 Stillforest
                              Houston, Texas 77024

                                  May 29, 2001


Mr. Earl J. Blackwell
Corporate Secretary
U S Liquids Inc.
411 N. Sam Houston Parkway East
Suite 400
Houston, Texas 77060-3345


Mr. Blackwell:

         I hereby formally notify the Corporation of my withdrawal of the nomination of myself and Mr. Trier for election to the Board of Directors of the Corporation at the annual meeting of stockholders currently scheduled for July 10, 2001.

         Further correspondence on this matter should be directed to my attention at the address above, with copies directed to the attention of Mr. Steven R. Tredennick, Bracewell & Patterson, L.L.P., 711 Louisiana Street - Suite 2900, Houston, Texas 77002-2781.



Very truly yours,

/s/ William M. DeArman

William M. DeArman